Exhibit 99.1

Industrial Services of America, Inc.
Announces Second Quarter 2013 Results

LOUISVILLE, KY. (August 19, 2013) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 was $40.1 million compared with $49.9 million in the second quarter of 2012. Net loss for the second quarter of 2013 was $(1.2) million, or $(0.18) on a per diluted share basis, compared with a net loss of $(1.2) million, or $(0.18) on a per diluted share basis, for the comparable period in 2012.

Key Highlights

•	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for the six months ended June 30, 2013 was $969.5 thousand;

•	Current ratio at June 30, 2013 was 1.1 to 1; and

•	Working capital as of June 30, 2013 was $1.6 million.

The Company's credit facility with Fifth Third Bank is scheduled to mature in April 2014.   The Company is actively in the process of restructuring its debt. This debt restructuring process includes the Company's existing bank as well as other banks.  Management plans to complete this debt restructuring as soon as practicable.

At the annual meeting of shareholders of the Company on July 16, 2013 (the "Annual Meeting"), the shareholders of the Company approved the amendment of the Company's Articles of Incorporation (the "Amendment") pursuant to which the Company's authorized common stock increased by 10.0 million shares, from 10.0 million to 20.0 million shares. The Amendment is discussed in the proxy statement dated June 6, 2013.

On June 14, 2013, the Board of Directors appointed the Chairman of the Board, Orson Oliver, to act as the Company's Interim President and Interim Chief Executive Officer.

On July 15, 2013, the Company's board of directors appointed the Vice President of Recycling, Jim Wiseman, as General Manager of the Company, reporting to Mr. Oliver, with the primary responsibility of overseeing the day-to-day operation of the Company.

On July 26, 2013, the Company's Board of Directors authorized an increase in the number of directors which constitute the entire Board of Directors from four to five.

On July 26, 2013, the Board of Directors appointed Ronald W. Strecker to fill the vacancy created and also appointed Mr. Strecker to serve on the Audit Committee of the Board of Directors.

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands)
Revenue from services	$1,366	$1,023	$2,311	$2,308
Revenue from product sales	38,757	48,829	72,570	109,222
Total revenue	40,123	49,852	74,881	111,530

Cost of goods sold for services	1,302	944	2,184	2,137
Cost of goods sold for product sales	37,474	47,548	69,309	104,530
Total cost of goods sold	38,776	48,492	71,493	106,667

Provision for employee terminations and severances	—	17	—	228
Other selling, general and administrative expense	2,698	2,682	5,145	5,443
Total selling, general and administrative expense	2,698	2,699	5,145	5,671

Loss before other income (expense)	(1,351)	(1,339)	(1,757)	(808)

Other income (expense)
Interest expense	(609)	(515)	(1,068)	(1,054)
Interest income	1	3	2	6
Gain on sale of assets	21	16	38	35
Gain on lawsuit settlement	—	—	625	—
Other income (expense)	—	—	9	—
	(587)	(496)	(394)	(1,013)

Loss before income taxes	(1,938)	(1,835)	(2,151)	(1,821)

Income tax benefit	(700)	(596)	(799)	(590)

Net loss	$(1,238)	$(1,239)	$(1,352)	$(1,231)

Basic loss per share	$(0.18)	$(0.18)	$(0.19)	$(0.18)
Diluted loss per share	$(0.18)	$(0.18)	$(0.19)	$(0.18)

Weighted shares outstanding (in thousands):
Basic:	7,069	6,944	7,007	6,942
Diluted:	7,069	6,944	7,007	6,942

INDUSTRIAL SERVICES OF AMERICA, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Net loss	$(1,238)	$(1,239)	$(1,352)	$(1,231)
Interest expense	609	515	1,068	1,054
Income tax benefit	(700)	(596)	(799)	(590)
Depreciation	839	929	1,699	1,861
Amortization	172	188	354	375
EBITDA (1)	$(318)	$(203)	$970	$1,469

(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, Kentucky
Alan Gildenberg, 502-366-3452, http://www.isa-inc.com/.